Exhibit 99.1

Press Release

Release Date:	November 16, 2020	Contact:	Jack E. Rothkopf
	At 8:30 a.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FISCAL 2020 RESULTS
RECORD EARNINGS FOR THIRD CONSECUTIVE YEAR

Philadelphia, Pennsylvania (November 16, 2020) – Prudential Bancorp, Inc. (the “Company”) (Nasdaq:PBIP), the holding company for Prudential Bank (the “Bank”), reported net income of $548,000, or $0.07 per basic and diluted share, for the quarter ended September 30, 2020 as compared to $2.6 million, or $0.30 per basic share and $0.29 per diluted share, for the same quarter in fiscal 2019.  For the fiscal year ended September 30, 2020, the Company reported net income of $9.6 million, or $1.12 per basic and diluted share as compared to $9.5 million, or $1.09 per basic and $1.07 per diluted share, for fiscal 2019.

Dennis Pollack, President and CEO, commented, “As we continue to serve our customers and communities in this challenging time, we are maintaining our focus on credit quality and being well capitalized, due to the on-going economic volatility caused by the COVID-19 pandemic. Our overall operating performance remained solid, while we continued to prudently provision an additional $1.6 million during the fourth quarter due to the economic uncertainty created by the pandemic and to strengthen the balance sheet.” Mr. Pollack continued, “We are striving to create additional operational efficiencies in our organization to offset margin compression and increased provisioning. We are continuing to closely monitor the rapidly challenging environment surrounding the COVID-19 pandemic but remain confident in our long-term strength and stability and our ability to weather the storm of this crisis. I also want to thank our dedicated staff who have continued to go the extra mile to help our customers and community during these challenging times.”

Highlights for the Fiscal Year and Quarter Ended September 30, 2020

•	Record level of net income for the fiscal year ended September 30, 2020.
•	Dividends for the fiscal year ended September 30, 2020 totaled $0.71 per share as compared to $0.65 per share for fiscal 2019.
•	Our efficiency ratio improved significantly during the fiscal year ended September 30, 2020, improving to 54.1% as compared to 58.4% for fiscal 2019.
•	On a linked quarter basis, our net interest margin improved to 1.89% for the three months ended September 30, 2020 compared to 1.83% for the three months ended June 30, 2020.
•	The Company repurchased 829,388 shares of common stock at a weighted average cost of $12.70, well below the Company’s book value per share.
•	The Company’s tangible book value per share (non-GAAP) was $15.07 per share at September 30, 2020 as compared to $14.97 at September 30, 2019.
•
The Company announced a new stock repurchase program to repurchase up to 5% (407,000 shares) of its outstanding shares of common stock over a one-year period or such longer period of time as may be necessary to complete such repurchases.

•	The Company originated 63 Paycheck Protection Program loans totaling approximately $5.1 million. These loans were subsequently sold at a gain of $111,000.

•
Based on management’s evaluation and taking into account the estimated effects of the COVID-19 pandemic, provisions for loan losses totaling $1.7 million and $3.0 million, respectively, for the three months and the fiscal year ended September 30, 2020 were established.

•	The allowance for loan losses increased to $8.3 million or 1.4% of total loans as of September 30, 2020 as compared to $5.4 million or 0.9% of total loans as of September 30, 2019.

Net Interest Income:

For the three months ended September 30, 2020, net interest income decreased by $831,000 to $5.4 million as compared to $6.2 million for the same period in fiscal 2019. The decrease reflected the effects of a $2.0 million, or 17.5%, decrease in interest income partially offset by a decrease of $1.2 million, or 22.1%, in interest paid on deposits and borrowings. The decline in net interest income continued to primarily reflect the effects of margin compression. The weighted average yield on interest-earning assets decreased by 47 basis points, to 3.38% for the quarter ended September 30, 2020 from the comparable period in 2019 due to the decline in market yields of interest, in particular as a result of the Federal Reserve’s Open Market Committee’s action to reduce the Federal Funds Rate earlier in the year.  The weighted average rate paid on interest-bearing liabilities decreased from 1.99% to 1.62% as we continued our efforts to reduce the Company’s reliance on wholesale funds, which are generally a more expensive funding source.

In addition, with the unexpected significant decline in the Wall Street Journal Prime Rate (“WSJ Prime”) during the second half of fiscal 2020 as a result of actions taken to address the COVID-19 pandemic, a significant portion of the Company’s commercial real estate and construction loan loans which bear adjustable rates experienced downward adjustments in the interest rates borne by such loans during the third and fourth quarters of fiscal 2020.

For the fiscal year ended September 30, 2020, net interest income was $22.8 million as compared to $24.8 million for the same period in fiscal 2019. The decrease primarily was due to a decrease of $1.6 million, or 6.0%, in interest on loans combined with a$136,000 or 0.7% increase in interest expense. The weighted average yield on interest-earning assets decreased by 37 basis points, to 3.54%, for the fiscal year ended September 30, 2020 from 3.92% for fiscal 2019 primarily due to the  reduction in market yields of interest which created downward pressure on our yields in all interest-earning asset categories, in particular commercial real estate and construction loans.  The increase in interest expense was due to a $74.7 million increase in the average balance of interest-bearing liabilities to fund growth during fiscal 2020. The weighted average cost of borrowings and deposits decreased by 12 basis points to 1.79% for fiscal 2020 from 1.91% for fiscal 2019.

For the three months and the fiscal year ended September 30, 2020, the net interest margin was 1.89% and 1.92%, respectively, compared to 2.05% and 2.20%, respectively, for the same periods in fiscal 2019. The margin compression experienced in the 2020 periods in large part reflected the more rapid decline in asset yields as compared to declines in liability costs as a result of the declining interest rate environment. As part of the Company’s strategic lending initiatives, the Company has increased its involvement in commercial real estate and construction lending. The yields on such loans are typically tied to the WSJ Prime and adjust rapidly with changes in the WSJ Prime. As a result of the implementation of the Company’s strategic lending initiatives, its interest-earning assets are more rate sensitive than its interest-bearing liabilities and as a result, adjust more rapidly to changes in interest rates than its interest-bearing liabilities.

For the three months ended September 30, 2020, net interest income increased by $62,000 to $5.4 million as compared to $5.3 million for the three months ended June 30, 2020. The decrease reflected the effects of a decrease of $253,000, or 5.6%, in interest paid on deposits and borrowings, partially offset by a decrease of $22,000, or 2.0% in interest earned on interest-earning assets. The weighted average rate paid on interest-bearing liabilities decreased from 1.73% to 1.62% as we continued our efforts to reduce the Company’s reliance on wholesale funds.

Non-Interest Income:

Non-interest income amounted to $841,000 and $8.1 million for the three months and the fiscal year ended September 30, 2020, respectively, compared to $985,000 and $3.1 million, respectively, for the comparable periods in fiscal 2019. The increase experienced in fiscal 2020 was primarily attributable to the gain on sale of investment securities totaling  $6.0 million compared to gains of totaling $1.1 million during fiscal 2019.  The investment securities sales were consummated to recognize gains in the portfolio in order to take advantage of the historically low interest rate environment which has resulted in significant appreciation in the fair value of such investments.

Non-Interest Expenses:

For the three months and the fiscal year ended September 30, 2020, non-interest expense increased $306,000 or 7.8%, and $455,000 or 2.8%, respectively, compared to the same periods in fiscal 2019. The increase was due in large part to the hiring of additional personnel in our lending operations to support our expanded lending activities.  Partially offsetting this increase for the fiscal year ended September 30, 2020 was a decrease in occupancy and advertising expense as the Company maintained its focus on the continued implementation of operating efficiencies. The continued improvement of the Company’s efficiency ratio reflects the success of management’s efforts.  The efficiency ratio for the fiscal year ended September 30, 2020 improved to 54.1% from 58.4% for fiscal 2019.

Income Taxes:

For the three months and fiscal year ended September 30, 2020, the Company recorded an income tax benefit of $239,000 and income tax expense of  $1.6 million, respectively, compared to income tax expense of $554,000 and $1.9 million, respectively,  for the same periods in fiscal 2019.  The decrease in both 2020 periods was primarily due to tax benefits recognized as a result of stock compensation plans.

Balance Sheet:

The Company had total assets of $1.2 billion at September 30, 2020 compared to $1.3 billion at September 30, 2019.  At September 30, 2020, the investment portfolio decreased by $138.3 million to $443.2 million as compared to $581.5 million at September 30, 2019 primarily as a result of investment securities sales, calls and paydowns of amortizing mortgage-backed securities.  Net loans receivable increased slightly by $1.7 million to $587.2 million at September 30, 2020 from $585.5 million at September 30, 2019 due primarily to the continued intense competition for quality loans combined with the uncertain economic climate created by the COVID-19 pandemic.  In addition, the Company sold a $14.0 million package of long-term, fixed-rate mortgage loans as part of its strategy to address interest-rate margin compression as well as sold the PPP loans generated in the third quarter of fiscal 2020.

Total liabilities were $1.1 billion at both September 30, 2020 and September 30, 2019.  Deposits increased by $25.5 million to $770.9 million at September 30, 2020 from $745.4 million at September 30, 2019.  The increase was primarily in demand deposit and money market products.  FHLB borrowings decreased by $91.7 million to $285.3 million at September 30, 2020 from $376.9 million at September 30, 2020 as the Company allowed higher costing FHLB borrowings to run-off as they mature in order to reduce its cost of funds.

Total stockholders’ equity decreased by $10.5 million to $129.1 million at September 30, 2020 from $139.6 million at September 30, 2019. The decrease was primarily due to treasury stock purchases, net of stock plan activity, totaling $9.5 million.  During the fiscal year ended September 30, 2020, the Company repurchased 829,388 shares at an average cost of $12.70, which is well below book value per share.  Also contributing to the decrease were dividend payments totaling $6.2 million combined with  an aggregate $4.1 million decrease in the fair market value of interest rate swaps and available for sale securities which significantly reduced other comprehensive income (loss).  The decrease in the fair value of the interest rate swaps was due to the large decrease in market rates of interest during the second and third quarters of fiscal 2020.  These decreases were partially offset by net income of $9.6 million for the fiscal year ended September 30, 2020.

Asset Quality:

At September 30, 2020, the Company’s non-performing assets totaled $13.0 million or 1.1% of total assets as compared to $14.3 million or 1.1% of total assets at September 30, 2019. Non-performing assets at September 30, 2020 included five construction loans aggregating $8.5 million, 28 one-to-four family residential loans aggregating $3.1 million and four commercial real estate loans aggregating $1.4 million. There was no real estate acquired through foreclosure or deed-in-lieu as of September 30, 2020.  At September 30, 2020, the Company had four loans totaling $5.0 million that were classified as troubled debt restructurings (“TDRs”). One TDR is on non-accrual and consists of a $415,000 loan secured by a single-family residential property and is performing in accordance with the restructured terms. The three remaining TDRs totaling $4.6 million are also classified as non-accrual and are part of a lending relationship totaling $10.4 million (after taking into account the previously disclosed $1.9 million write-down recognized during the quarter ending March 31, 2017 related to this borrowing relationship). The primary project of the borrower (the development of a 169-unit townhouse project in Bristol Borough, Pennsylvania) is the subject of litigation between the Bank and the borrower. As previously disclosed, subsequent to the commencement of the litigation, the borrower filed for bankruptcy under Chapter 11 (Reorganization) of the federal bankruptcy code in June 2017. The Bank has moved the underlying litigation noted above with the borrower and the Bank from state court to the federal bankruptcy court in which the bankruptcy proceeding is being heard. The state litigation is stayed pending the resolution of the bankruptcy proceedings. Nine units have been sold in the project and a portion of the proceeds have been applied against the outstanding debt.

The Company recorded provisions for loan losses of $1.7 million and $3.0 million, respectively, for the three months and the fiscal year ended September 30, 2020, compared to a $100,000 provision for loan losses for the same periods in fiscal 2019, primarily due to the continued uncertainty associated with the economic effects of the COVID-19 pandemic, especially in light of the increasing level of cases of COVID-19 in recent months, and the potential credit deterioration caused thereby. Minimal delinquencies have occurred as of September 30, 2020 due to the effects of the COVID-19 pandemic. There were no loan deferments outstanding as of September 30, 2020 and all existing deferrals had ended by September 30, 2020 compared to loans on deferral totaling $149.7 million, or 21.6% of total loans  at June 30, 2020.  Two participation interests in commercial real estate loans aggregating $10.0 million, or 1.5% of total loans, each entered into a subsequent deferral period during October 2020. With respect to one of the two loan participations on deferral in the amount of $3.0 million, the Company was granted a put option as an integral part of the purchase of the participation from the lead lender. The Company has notified the lead lender that it is exercising the put option. These deferments were not considered to be TDRs as of September 30, 2020 as all applicable borrowers were current as of December 31, 2019 and the request for the deferments were related to the current economic conditions caused by the COVID-19 pandemic, and not by underlying weaknesses within the respective loans. Notwithstanding the foregoing, the Company believes there is a material risk that credit losses and non-performing assets may increase due to current economic conditions. During the quarter and fiscal year ending September 30, 2020, the Company recorded charge offs of $50,000 and $145,000, respectively. During the three months and fiscal year ended September 30, 2020, the Company recorded recoveries aggregating $12,000 and $30,000, respectively.  During the three months and the fiscal year ended September 30, 2019, the Company recorded two charge offs amounting to $38,000. Recoveries of $2,000 and $166,000 were recognized during the quarter and fiscal year ended September 30, 2019, respectively.

The allowance for loan losses totaled $8.3 million, or 1.4% of total loans and 63.7% of total non-performing loans at September 30, 2020 as compared to $5.4 million, or 0.9% of total loans and 38.7% of total non-performing loans at September 30, 2019. The Company believes that the allowance for loan losses at September 30, 2020 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

COVID-19 Related Information

As noted above, in response to the current situation surrounding the COVID-19 pandemic, the Company is providing assistance to its customers in a variety of ways.   The Company  participated in the Paycheck Protection Program offered under the CARES Act as a Small Business Administration (“SBA”) lender. During the quarter ended June 30, 2020, we had originated 63 requests for PPP loans totaling approximately $5.1 million. These loans were sold during the quarter ended September 30, 2020 at a net gain of $111,000.  We are working closely with our loan customers to effectively manage our portfolio through the ongoing uncertainty surrounding the duration, impact and government response to the crisis.

The primary method of relief is to allow the borrower to defer their loan payments for three months (and extending the term of the loan accordingly). The CARES Act and regulatory guidelines suspend temporarily the determination of certain loan modifications related to the COVID‑19 pandemic from being treated as TDRs. See “Asset Quality” above”.

While the Company’s banking operations were not restricted by the government stay-at-home orders, the Company took steps to protect its employees and customers by providing for remote working for many employees, enhancing cleaning procedures for the Company’s offices, in particular its branch offices, requiring face masks to be worn by employees and maintaining appropriate  social distancing in our offices. The Company continues to assess and monitor the COVID-19 pandemic and will take additional such steps as are necessary to protect its employees and assist its depositor and borrower customers during this difficult time.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Bank. Prudential Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as nine additional full-service financial centers, seven of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the SEC, including the “Risk Factors” section in its most recent Annual Report on Form 10-K for the year ended September 30, 2019, as supplemented by its Form 10-Q for the quarter ended June 30, 2020 and as may be further supplemented by quarterly or other reports subsequently filed with the SEC.

	SELECTED CONSOLIDATED FINANCIAL OPERATING AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2020	2019
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$1,223,353	$1,289,434
Cash and cash equivalents	117,081	47,968
Investment and mortgage-backed securities:
Held-to-maturity	22,860	68,635
Available-for-sale	420,415	512,822
Loans receivable, net Goodwill and intangible assets	587,230 6,442	585,456 6,550
Deposits	770,949	745,444
FHLB advances	285,254	376,904
Non-performing loans	13,037	13,936
Non-performing assets	13,037	14,284
Stockholders’ equity	129,117	139,611
Full-service offices	10	10

	At or For the Three Months Ended September 30,		At or For the Fiscal Year Ended September 30,
	2020	2019	2020	2019
	(Dollars in Thousands, Except Per Share Amounts)
Selected Operating Data(unaudited):
Total interest income	$9,599	$11,631	$42,227	$44,040
Total interest expense	4,233	5,434	19,425	19,289
Net interest income	5,366	6,197	22,802	24,751
Provision for loan losses	1,650	100	3,025	100
Net interest income after provision for loan losses	3,716	6,097	19,777	24,651
Total non-interest income	841	985	8,103	3,094
Total non-interest expense	4,248	3,942	16,725	16,270
Income before income taxes	309	3,140	11,155	11,475
Income tax (benefit) expense	(239)	554	1,600	1,945
Net income	$548	$2,586	$9,555	$9,530
Basic earnings per share	$0.07	$0.30	$1.12	$1.09
Diluted earnings per share	$0.07	$0.29	$1.12	$1.07
Dividends paid per common share	$0.07	$0.05	$0.71	$0.65
Tangible book value per share at end of period(1)	$15.07	$14.97	$15.07	$14 .97
Common shares outstanding (at period end)	8,138,675	8,889,447	8,138,675	8,889,447

Selected Operating Ratios(2)(unaudited):
Average yield on interest-earning assets	3.38%	3.85%	3.54%	3.92%
Average rate paid on interest-bearing liabilities	1.62%	1.99%	1.79%	1.91%
Average interest rate spread (3)	1.76%	1.86%	1.75%	2.00%
Net interest margin (3)	1.89%	2.05%	1.92%	2.20%
Average interest-earning assets to average interest-bearing liabilities	108.94%	110.83%	109.69%	111.46%
Net interest income after provision for loan losses to non-interest expense	87.48%	154.67%	118.25%	151.51%
Total non-interest expense to total average assets	1.39%	1.26%	1.33%	1.38%
Efficiency ratio(4)	68.44%	54.89%	54.12%	58.43%
Return on average assets	0.18%	0.83%	0.76%	0.81%
Return on average equity	1.69%	7.47%	6.88%	7.06%
Average equity to average total assets	10.62%	11.08%	11.04%	11.47%

	At or for the Three Months Ended September 30,		At or for the Fiscal Year Ended September 30,
	2020	2019	2020	2019
Asset Quality Ratios(5)
Non-performing loans as a percentage of loans receivable, net(6)	2.22%	2.38%	2.22%	2.38%
Non-performing assets as a percentage of total assets(6)	1.07%	1.11%	1.07%	1.11%
Allowance for loan losses as a percentage of total loans	1.39%	0.91%	1.39%	0.91%
Allowance for loan losses as a percentage of non-performing loans	63.68%	38.70%	63.68%	38.70%
Net charge-offs (recoveries) to average loans receivable	0.04%	(0.07)%	0.02%	(0.03)%

Capital Ratios(7)
Tier 1 leverage ratio
Company	10.34%	10.89%	10.34%	10.89%
Bank	10.51%	10.49%	10.51%	10.49%
Tier 1 common risk-based capital ratio
Company	17.21%	18.43%	17.21%	18.43%
Bank	16.88%	18.10%	16.88%	18.10%
Tier 1 risk-based capital ratio
Company	17.21%	18.43%	17.21%	18.43%
Bank	16.88%	18.10%	16.88%	18.10%
Total risk-based capital ratio
Company	18.41%	19.27%	18.41%	19.27%
Bank	18.08%	18.94%	18.08%	18.94%

(1)	Non-GAAP measure: see reconciliation below.
(2)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(3)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(6)
Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings (“TDR”) due to being recently restructured. TDRs are initially placed on non-accrual in connection with such restructuring and remain on non-accrual until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status, generally at least six months.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(7)	The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company is deemed to be a small bank holding company.

Non-GAAP Measures Disclosure

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. This disclosure should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of the Company’s book value and tangible book value (a non-GAAP measure which excludes goodwill and the core deposit intangible resulting from the Polonia Bancorp, Inc. acquisition as of January 1, 2017 from total stockholders’ equity as calculated in accordance with GAAP).

	As of September 30, 2020		As of September 30, 2019
(In Thousands, Except Per Share Amounts)
	BookValue	Tangible Book Value	BookValue	Tangible Book Value
Total stockholders’ equity	$129,117	$129,117	$139,611	$139,611
Less intangible assets:
Goodwill	--	6,102	--	6,102
Core deposit intangible	--	342	--	448
Total intangibles	$--	$6,444	$--	$6,550
Adjusted stockholders’ equity	$129,117	$122,673	$139,611	$133,061
Shares of common stock outstanding	8,138,675	8,138,675	8,889,447	8,889,447
Adjusted book value per share	$15.86	$15.07	$15.71	$14.97